Exhibit 99.1
                                  ------------



For Immediate Release
---------------------

      BSD Medical Emphasizes Treatment for Head at Neck Cancer at American
                    Brachytherapy Society Annual Conference

SALT LAKE CITY, May 3, 2007--BSD Medical Corp. (AMEX:BSM) today announced that it has concluded an exhibition at the American Brachytherapy Society (ABS) annual conference held in Chicago, Illinois. The ABS Annual conference provides a forum for reporting developments in brachytherapy. Brachytherapy is an interstitial form of radiation, administered by placing radioactive material in the cancer. Head and neck cancers are an important application for brachytherapy, and they were one of the focuses of the meeting. BSD Medical produces systems that are designed to boost the effectiveness of brachytherapy for certain tumors by providing companion interstitial hyperthermia therapy.

BSD Medical representatives used the conference to emphasize a study conducted by Drs. Riccardo Valdagni and Maurizio Amichelli at the Oncology Center of Ospedale Santa Chiara, Trento, Italy, comparing the results for head and neck cancer patients who were treated with radiation alone to those who received hyperthermia therapy plus radiation. The patients involved had inoperable Stage IV head and neck cancer with metastatic lymph nodes. The study concluded that hyperthermia added to radiation improved complete response (tumor disappearance) from 41% to 83%, local relapse-free survival from 24% to 68% and overall survival at 5 years from 0% to 53%, as compared to radiation treatments alone. The study, published in the International Journal of Radiation Oncology, Biology, Physics (see Vol. 28, pp. 163-169), was halted at 41 patients because, due to the strongly favorable results from the addition of hyperthermia therapy to radiation, it was not considered ethical to enroll further patients in the study who would be denied the combined treatment.

Hyperthermia therapy (focused heating of the cancer) is used in combination with radiation therapies to provide cancer cell kill in addition to radiation, as well as to provide better oxygenation of the tumor by stimulating the blood flow, so that the oxygen radicals necessary to attack cancer cell DNA can be more readily formed by radiation treatments. The destruction of cancer cells through hyperthermia therapy is attributed to damage of the plasma membrane, the cytoskeleton, and the cell nucleus.

More than 640,000 people worldwide are diagnosed with head and neck cancer every year, and more than 350,000 die from the disease annually. Head and neck cancer is a group of cancers that include cancers of the mouth, nose and throat. The treatment of inoperable metastatic lymph nodes in patients with head and neck cancer represents a therapeutic challenge. Clinical results using radiation therapy alone have been disappointing. BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                                      #####